                                                                    EXHIBIT 99.2

Operator

At this time, I would like to welcome everyone to the ProxyMed conference to discuss financial results for the first quarter 2005. As a reminder, ladies and gentlemen, this conference is being recorded. The conference is also being webcast and replays will be available on the Internet at www.proxymed.com shortly after the call.

Please be reminded that statements made by ProxyMed during this call, including answers given in response to questions, are intended to fall within the Safe Harbor provisions of the security laws and that actual results might differ materially from those in this statement. Such statements are subject to variety of risks, many of which are discussed in the Company's most recent form 10KA and other SEC filings, which the Company strongly urges you to read and which are available on the Company's website or obtained from the Investor Relations department.

Leading today's call from ProxyMed are Kevin McNamara, Chairman and Interim CEO; Nancy Ham, President and COO; and Gregg Eisenhauer, Executive Vice President and CFO. I would now like to introduce Kevin McNamara to begin the conference.


Kevin McNamara, ProxyMed - Chairman, Interim CEO

Thank you, operator, and good morning, everyone. As we discussed on our last call, I have been acting as the Company's Interim CEO since early December 2004. At the outset of this assignment, I laid out for our board five goals that I wanted to accomplish during this "interim period". In our last call, I reported that two of those goals were successfully accomplished. One, assisting the Company with respect to meeting the compliance requirements of Sarbanes-Oxley
Section 404, and, two, overseeing and assisting the senior management team in the process of closing 2004, filing the 2004 10K, and in the 2005 planning process. The next major goal was to refinance the Company's senior debt, which was to mature on May 31, 2005. I am happy to report, as previously announced, that the Company has successfully closed on an expanded credit facility with Wachovia and paid off, ahead of schedule, the maturing senior debt. Gregg will go into the specifics of this transaction in some detail in a few minutes.

With the senior debt resolved, I have two remaining goals before I complete my interim assignment. The major one being assisting the Board in the selection of a new CEO. As I previously reported, we formed a search committee and engaged the executive search firm of Russell Reynolds in mid-December to evaluate both external and internal CEO candidates. Over the past couple of months, Russell Reynolds has put together quite an impressive list of candidates, and we are nearing the end of our process. The committee expects to make an announcement of our CEO within the next week.

My final goal was to minimize disruptions and hopefully stimulate the Company's initiatives currently in process by the senior management team. While it has been a challenge for the Company to have an interim CEO for almost five months now, I think that we have been largely successful at keeping our eye on the ball and advancing the Company's major initiatives for 2005 and 2006. These initiatives include launching our new ESP or Enterprise Solutions for Payer strategy where we are in final contract negotiations for our first win, rolling out our new web portal and self-service tools for our partners and providers, and launching our new Pilot product to our Lab customers. Nancy will provide more background on these initiatives in just a minute.

Finally, as we discussed on our last call, we don't feel that it's appropriate for the Company to offer financial guidance during this "interim period" and as such, we have suspended our practice of providing financial guidance; however, once our CEO is announced, we may revisit this decision.

I will now turn the call over to Nancy and then Gregg, who will provide some further insight into our first-quarter results. Nancy?

Nancy Ham, ProxyMed - President, COO

Good morning, everyone. As you know, our two major business initiatives for 2005 are our ESP program for payers and our Phoenix platform and tool for providers. Today, I would like to give you an update on our progress with each of these. On the payer's side, while the sales cycles within the payer community are notoriously long, sometimes longer than a year, we are pleased to announce that we are in final contract negotiations for our first win with a national payer. This payer was already a good customer of ProxyMed on the EDI side, and we have been able to cross-sell them cost containment services. Since we already have existing connectivity in place, we anticipate the client coming live late in the second quarter with the full ramp by the end of summer. On an annualized basis, we believe this deal may generate between $2 million and $2.5 million in revenue. This ability to cross-sell ProxyMed's existing EDI payer with our suite of cost containment and business process services was the major investment thesis behind our acquisition of PlanVista. So we are cautiously pleased at this validation of our strategy and we continue to make steady progress with three other top ten payers.

In addition to ESP, which is really focused on the top 50 national payers, we continue to sell our core cost containment services to significant regional and local payers. For example, as we announced last night, we are very pleased with the recent growth in our business with NRECA. They were an existing client to whom we sold expanded services, which we expect will generate close to an additional $1 million in annualized revenue. In addition to this customer, we have a solid pipeline of both new and expanded business opportunities and cost containments. So while the future is bright for both ESP and cost containment, we remain cautious in our outlook for our business with payers in 2005. As we have been discussing with you, we are experiencing near-term pressure on our traditional EDI revenue with payers. Our challenge then is to execute on sufficient growth and cost containment and in our ESP program to offset this.

Let's turn now from our payers to our providers. In the fourth quarter, as we previously reported, we had an excellent quarter with core transactions growing over 8% sequentially. In the first quarter, we stabilized that new volume of customer base and then added to it with another 1% of core transaction growth. On an annualized basis, we are now processing over 300 million total transactions. Looking at the transaction pipeline, our outlook for 2005 remains one of guarded optimism. We are seeing some good growth in newer transaction types such as electronic remittance advice and eligibility verification. Our business development pipeline is solid, with one larger competitive win already contracted and another nearing completion. Both of these transactions will help fuel transaction growth in the third quarter and beyond.

While our transaction growth has been solid over the past two quarters, we have experienced some compression in our revenue per transaction, due primarily to declining reimbursement from payers. To offset this trend, we are currently rolling out new pricing and packaging to our provider community. This new program reflects that we are offering substantially increased value adds through our new web-based tools. It reflects that payers are, in a sense, cost shifting to providers as payers cease or reduce their reimbursement for transactions. It also reflects that we have historically been priced below our national competitors. Our new programs are being implemented throughout the second quarter and should be able to help our revenue line in the second quarter, but with the full impact on the third quarter.

While we are very focused on transaction and revenue growth, we have an even better opportunity to drive operating income growth over the next 18 months. Today, we have a relatively high operating cost structure due to still operating the multiple platforms we have obtained through our acquisitions and for providing too much of our service to our customers via phone calls, e-mails, and faxes. We will reach a very important milestone in our platform consolidation by the end of May, with 100% of our outbound traffic to payers processing through our Phoenix platform. As you will recall, we steadily migrated payers to Phoenix over the past 18 months as part of our HIPPA compliance program. We reached the milestone of 90% of our volume a while ago, but we are now wrapping up the last few very small payers to reach 100% of our volume on payers on Phoenix. With that milestone behind us, we can then focus our efforts on migrating our in-bound submitter traffic to Phoenix. We are making good progress here, but we anticipate it will take us until mid-2006 to complete the consolidation.

In parallel with this migration, we are also consolidating our multiple customer service, enrollment, billing, and accounts receivable platforms as well. We expect to gain appreciable cost savings and efficiencies throughout the migration process, which should help our operating income growth to outpace gains in revenue. In addition to the platform consolidation, we are very busy rolling out our new web-based tools, PCAT and Proxy Enroll, as well our new partner portal and soon our new provider portal. Let me give you an example of the impact this can have. We estimate that today PCAT can resolve over 50% of our customers' questions, resulting in better service, more transparency and greatly reduced support phone calls. As we provide PCAT to every single customer, we should, therefore, experience significant cost savings to reduce phone calls, and as we roll out additional releases of PCAT throughout the rest of the year, our goal is to move that 50% to over 80%.

Before I turn it over to Gregg, let me give you a quick update on our clinical businesses. While our lab business is relatively mature, it has historically been a consistent performer in terms of revenue and operating income. In the first quarter, however, we did see some mixed results. Revenues declined 8.5% sequentially, but operating income improved 23%. This is the result of our revenue mix shifting from older products with higher revenues, to our newer products with greater margins, and we expect to see our revenue mix continuing to trend in this fashion in 2005 and 2006, especially as we are successful in rolling out our new Pilot and Navigator solution. In our prescription business, we continue to make slow progress. We have signed several new relationships with national practice management and EMR companies that should set the stage for good transaction volume growth in late 2005 and especially 2006.

Gregg will now take you through a few financial highlights for the quarter.

Gregory Eisenhauer, ProxyMed - CFO, EVP

Thank you, Nancy. Good morning, everyone. As Kevin mentioned, we accomplished one of our major financial goals for 2005 with the successful refinancing of our senior debt, which was coming due on May 31. We closed on an expanded credit facility with Wachovia, increasing our borrowing capacity with them. With the proceeds from this facility and with cash on hand, we paid off $18.8 million in related party and other debt, including accrued interest that was assumed as part of our acquisition of PlanVista last March. The new facility is LIBOR-based with a current rate under 6%. It matures in 2008. This new interest rate is substantially below the 10% rate we paid on our senior debt during the first quarter of this year. Also, by using some of our cash to reduce the outstanding loan amount, we further reduced our ongoing interest expense. The full effects of this will be felt during the third quarter.

Revenue for the Company declined sequentially by 3.8% or almost $900,000. Of this, approximately $300,000 came from our lab division, where product mix changes reduced revenues while improving margins. In our transaction services business, revenue was negatively impacted in the order of about $400,000, by softness in revenue per transaction that Nancy discussed, as well as by our decision to reclassify approximately $200,000 from bad debt expense to revenue adjustment. We believe this better reflects the nature of these charges. As a result of positive changes to our product mix, gross margin percentage improved over 100 basis points to 64.6%; however, gross margin dollars declined slightly. From a bottom-line perspective, we had hoped to realize the benefit of reduced legal and Sarbanes audit fees from the fourth quarter; however, these savings were offset by two key factors. The first was an increased accrual of approximately $300,000 for paid time off. We typically see a charge in the first quarter as associates accrue time off and don't take much of it, and then a reduction as we move into the summer vacation months and the holiday season at year end. So we don't expect this to impact our results for the rest of the year. The second was an increase in our health insurance costs, reflecting our recent experience, which has been higher than expected. We are moving aggressively to fine tune our self-funded health plan to bring our costs in line with our budgeted expectation. As a result, net loss declined slightly from $1.6 million to $1.8 million, increasing the loss per share from $0.12 to $0.14.

One final note. When we file our form 10Q for the first quarter of 2005 with the SEC, we expect that there could potentially be a material weakness in one of our internal controls. In the process of preparing our form 10Q for the first quarter of 2005, we discovered a computational error from last year in a technical disclosure footnote regarding the pro forma expensing of stock options awarded in connection with the acquisition of one of our subsidiaries. Despite the fact that it was only a footnote made to satisfy these disclosure requirements, we are potentially required to treat it as a material weakness under Sarbanes-Oxley. I want to stress that this issue does not affect any of our key financial statements, i.e. the balance sheet, the statement of operations, or the cash flow. The computation leading to this footnote error has been remediated and as a result, we do not expect this control weakness in the second quarter.

That concludes the formal part of our call today. We will now open up the line for any questions.

Questions and Answers

OPERATOR

[OPERATOR INSTRUCTIONS] Your first question comes from Steven Halper with Thomas Weisel Partners.

STEVEN HALPER, THOMAS WEISEL PARTNERS - ANALYST

Yes. With respect to integrating the inbound submitter platforms, do you have an estimate on how much that's going to cost? And through mid-2006 -- conceivably, can you take a charge up front for it?

NANCY HAM, PROXYMED - PRESIDENT, COO

Well, we certainly have internal estimates, Steve. But we are not providing, you know forward-looking financial guidance at this time. On a very broad brush -- It is going to be north of $1 million to $2 million, we anticipate.

KEVIN MCNAMARA, PROXYMED - CHAIRMAN, INTERIM CEO

The second part of that, Steve. The accounting rules have changed a fair amount on that, and generally speaking, most of those rules now cut to pay as you go for just about all the elements thereof. So we are not contemplating any type of up-front charge related to that.

GREGORY EISENHAUER, PROXYMED - CFO, EVP

Right, no up-front charge, and I think we can go as far as to say that our overall Cap Ex is not expected to ramp up from its historical levels as a result of it, Steve.

STEVEN HALPER, THOMAS WEISEL PARTNERS - ANALYST

Okay. Thanks.

OPERATOR

Your next question comes from Michael Phillips from Ladenburg Thalmann.

MICHAEL PHILLIPS, LADENBURG THALMANN - ANALYST

Hello, everybody. Nancy, you were talking about three other top ten payers at some point. Can you give us an idea on the progress of working on those contracts? If we are playing a football game, are we on the 50-yard line, the 10-yard line? Where are we?

NANCY HAM, PROXYMED - PRESIDENT, COO

I mentioned the sale cycles within payers are notoriously long, and that's definitely true the larger the payer gets. So we are in different stages in the sales process with each of those payers. So I would say one in an early stage, one in a mid-stage, and one in a slightly later stage than that.

MICHAEL PHILLIPS, LADENBURG THALMANN - ANALYST

In a slightly later stage, are we in negotiation -- a price negotiation with them at this point or are we just dancing?

NANCY HAM, PROXYMED - PRESIDENT, COO

I will not be more specific than that.

MICHAEL PHILLIPS, LADENBURG THALMANN - ANALYST

The other question would be with the new CEO potentially coming on within a week, will he -- realizing the stock has basically been in a free fall from $20 down to $6.30 today. Will he be able to discuss forecast as he comes in or is that another three month process the street's got to wait to hear the forecast?

KEVIN MCNAMARA, PROXYMED - CHAIRMAN, INTERIM CEO

I don't want to speak for that candidate, but I don't think the Company will be in a position -- if I were that candidate, I certainly wouldn't be in a position to speak to forecasts upon arrival. I think that is an approximate specific issue. That would go to any candidate coming into any new position. So that is sort of a caveat answer to that.

MICHAEL PHILLIPS, LADENBURG THALMANN - ANALYST

Okay. My last question would be then with the stock doing what it's done and the Company trading on one-time sales at this point, can you speak to us in terms of any strategic things, being an exiting CEO? Could we -- are any strategic opportunities or ideas that the guys are working on with the Board?

KEVIN MCNAMARA, PROXYMED - CHAIRMAN, INTERIM CEO

No, we are not prepared to speak to that.

MICHAEL PHILLIPS, LADENBURG THALMANN - ANALYST

Last question, I guess would be, then, with the stock doing what it is doing, is the Board prepared to maybe get behind it a little bit and spend -- help the shareholders out that are sitting here watching the stock deteriorate again?

KEVIN MCNAMARA, PROXYMED - CHAIRMAN, INTERIM CEO

I am not prepared to speak to that question either.

MICHAEL PHILLIPS, LADENBURG THALMANN - ANALYST

Okay.

OPERATOR

[OPERATOR INSTRUCTIONS] There are no further questions at this time.

KEVIN MCNAMARA, PROXYMED - CHAIRMAN, INTERIM CEO

Thanks, operator. Thanks, everybody.

OPERATOR This concludes today's first quarter 2005 conference call. You may now disconnect.


                                       18